Exhibit 99

News

Media Contact:	Southern Company Media Relations
404-506-5333 or 1-866-506-5333
southerncompany.com

Investor Relations Contact:
Scott Gammill
404-506-0901
sagammil@southernco.com
May 2, 2024

Southern Company reports first-quarter 2024 earnings

ATLANTA – Southern Company today reported first-quarter earnings of $1.1 billion, or $1.03 per share, in 2024 compared with earnings of $862 million, or 79 cents per share, in the first quarter of 2023.

Excluding the items described under “Net Income – Excluding Items” in the table below, Southern Company earned $1.1 billion, or $1.03 per share, during the first quarter of 2024, compared with $867 million, or 79 cents per share, during the first quarter of 2023.

Non-GAAP Financial Measures	Three Months Ended March
Net Income – Excluding Items (in millions)	2024	2023
Net Income – As Reported	$1,129	$862
Less:
Estimated Loss on Plants Under Construction	(4)	(2)
Tax Impact	1	1
Loss on Extinguishment of Debt	—	(5)
Tax Impact	—	1
Net Income – Excluding Items	$1,132	$867
Average Shares Outstanding – (in millions)	1,094	1,091
Basic Earnings Per Share - Excluding Items	$1.03	$0.79

NOTE: For more information regarding these non-GAAP adjustments, see the footnotes accompanying the Financial Highlights page of the earnings package.

Adjusted earnings drivers for the first quarter 2024, as compared with 2023, were higher utility revenues, partially offset by increased interest expense and depreciation and amortization.

First-quarter 2024 operating revenues were $6.6 billion, compared with $6.5 billion for the first quarter of 2023, an increase of 2.6%.

“All our businesses experienced a strong start to 2024,” said Chairman, President and CEO Christopher C. Womack. “This performance was driven by a variety of factors, including investments in our state-regulated utilities, weather that was less mild than the first quarter of last year and higher weather-adjusted sales in our electric utilities' commercial customer class, a fact that speaks to strong local economies and increased usage by many existing data center customers.”

“We were also pleased to announce earlier this week that Plant Vogtle Unit 4 has achieved commercial operation,” added Womack. “New units 3 and 4 are now positioned to deliver more than 2,200 megawatts of reliable, carbon-free energy for decades to come. With all four units operational, Plant Vogtle is now the largest generator of clean energy in the United States. This monumental achievement is a testament not only to the commitment and perseverance of our Southern Company team, but to the hard work and dedication of thousands of American craft workers and engineers, our Plant Vogtle co-owners and enlightened regulators who championed the development of new nuclear generation.”

Southern Company’s first-quarter earnings slides with supplemental financial information are available at investor.southerncompany.com.

Southern Company’s financial analyst call will begin at 1 p.m. Eastern Time today, during which Womack and Chief Financial Officer Daniel S. Tucker will discuss earnings and provide a general business update. Investors, media and the public may listen to a live webcast of the call and view associated slides at investor.southerncompany.com. A replay of the webcast will be available on the site for 12 months.

About Southern Company
Southern Company (NYSE: SO) is a leading energy provider serving 9 million customers across the Southeast and beyond through its family of companies. Providing clean, safe, reliable and affordable energy with excellent service is our mission. The company has electric operating companies in three states, natural gas distribution companies in four states, a competitive generation company, a leading distributed energy distribution company with national capabilities, a fiber optics network and telecommunications services. Through an industry-leading commitment to innovation, resilience and sustainability, we are taking action to meet customers’ and communities’ needs while advancing our goal of net zero greenhouse gas emissions by 2050. Our uncompromising values ensure we put the needs of those we serve at the center of everything we do and are the key to our sustained success. We are transforming energy into economic, environmental and social progress for tomorrow. Our corporate culture and hiring practices have earned the company national awards and recognition from numerous organizations, including Forbes, The Military Times, DiversityInc, Black Enterprise, J.D. Power, Fortune, Human Rights Campaign and more. To learn more, visit southerncompany.com.

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Southern Company
Financial Highlights
(In Millions Except Earnings Per Share)

	Three Months Ended March
Net Income – As Reported	2024	2023
Traditional Electric Operating Companies	$819	$610
Southern Power	96	102
Southern Company Gas	409	309
Total	1,324	1,021
Parent Company and Other	(195)	(159)
Net Income – As Reported	$1,129	$862

Basic Earnings Per Share(1)	$1.03	$0.79
Average Shares Outstanding	1,094	1,091

Non-GAAP Financial Measures	Three Months Ended March
Net Income – Excluding Items	2024	2023
Net Income – As Reported	$1,129	$862
Less:
Estimated Loss on Plants Under Construction(2)	(4)	(2)
Tax Impact	1	1
Loss on Extinguishment of Debt(3)	—	(5)
Tax Impact	—	1
Net Income – Excluding Items	$1,132	$867

Basic Earnings Per Share – Excluding Items	$1.03	$0.79
See Notes on the following page.

Southern Company
Financial Highlights

Notes
(1)Dilution is not material in any period presented. Diluted earnings per share was $1.03 and $0.79 for the three months ended March 31, 2024 and 2023, respectively.
(2)Earnings for the three months ended March 31, 2024 and 2023 include charges (net of salvage proceeds), associated legal expenses (net of insurance recoveries), and tax impacts related to Mississippi Power Company's integrated coal gasification combined cycle facility project in Kemper County, Mississippi. Mississippi Power Company expects to incur additional pre-tax period costs to complete dismantlement of the abandoned gasifier-related assets and site restoration activities, including related costs for compliance and safety, asset retirement obligation accretion, and property taxes, net of salvage, totaling approximately $15 million annually through 2025. Additionally, further charges and/or credits related to estimated probable loss on Georgia Power Company's construction of Plant Vogtle Units 3 and 4 may occur; however, the amount and timing are uncertain.
(3)Earnings for the three months ended March 31, 2023 include costs associated with the extinguishment of debt at Southern Company. Similar transaction costs may occur in the future at Southern Company or one of its unregulated subsidiaries; however, the amount and timing of any such costs are uncertain.

Southern Company
Significant Factors Impacting EPS

	Three Months Ended March
	2024	2023	Change
Earnings Per Share –
As Reported(1)	$1.03	$0.79	$0.24

Significant Factors:
Traditional Electric Operating Companies			$0.19
Southern Power			(0.01)
Southern Company Gas			0.09
Parent Company and Other			(0.03)
Increase in Shares			—
Total – As Reported			$0.24

	Three Months Ended March
Non-GAAP Financial Measures	2024	2023	Change
Earnings Per Share –
Excluding Items	$1.03	$0.79	$0.24

Total – As Reported			$0.24
Less:
Estimated Loss on Plants Under Construction(2)			—
Loss on Extinguishment of Debt(3)			—
Total – Excluding Items			$0.24
See Notes on the following page.

Southern Company
Significant Factors Impacting EPS

Notes
(1)Dilution is not material in any period presented. Diluted earnings per share was $1.03 and $0.79 for the three months ended March 31, 2024 and 2023, respectively.
(2)Earnings for the three months ended March 31, 2024 and 2023 include charges (net of salvage proceeds), associated legal expenses (net of insurance recoveries), and tax impacts related to Mississippi Power Company's integrated coal gasification combined cycle facility project in Kemper County, Mississippi. Mississippi Power Company expects to incur additional pre-tax period costs to complete dismantlement of the abandoned gasifier-related assets and site restoration activities, including related costs for compliance and safety, asset retirement obligation accretion, and property taxes, net of salvage, totaling approximately $15 million annually through 2025. Additionally, further charges and/or credits related to estimated probable loss on Georgia Power Company's construction of Plant Vogtle Units 3 and 4 may occur; however, the amount and timing are uncertain.
(3)Earnings for the three months ended March 31, 2023 include costs associated with the extinguishment of debt at Southern Company. Similar transaction costs may occur in the future at Southern Company or one of its unregulated subsidiaries; however, the amount and timing of any such costs are uncertain.

Southern Company
EPS Earnings Analysis
Three Months Ended March 2024 vs. March 2023

Description	Cents

Retail Sales	4¢

Retail Revenue Impacts	16

Weather	6

Wholesale and Other Operating Revenues	3

Depreciation and Amortization	(2)

Interest Expense and Other	(5)

Income Taxes	(3)

Total Traditional Electric Operating Companies	19¢

Southern Power	(1)

Southern Company Gas	9

Parent Company and Other	(3)

Total Change in EPS (Excluding Items)	24¢

Estimated Loss on Plants Under Construction(1)	—

Loss on Extinguishment of Debt(2)	—

Total Change in EPS (As Reported)	24¢
See Notes on the following page.

Southern Company
EPS Earnings Analysis

Notes
(1)Earnings for the three months ended March 31, 2024 and 2023 include charges (net of salvage proceeds), associated legal expenses (net of insurance recoveries), and tax impacts related to Mississippi Power Company's integrated coal gasification combined cycle facility project in Kemper County, Mississippi. Mississippi Power Company expects to incur additional pre-tax period costs to complete dismantlement of the abandoned gasifier-related assets and site restoration activities, including related costs for compliance and safety, asset retirement obligation accretion, and property taxes, net of salvage, totaling approximately $15 million annually through 2025. Additionally, further charges and/or credits related to estimated probable loss on Georgia Power Company's construction of Plant Vogtle Units 3 and 4 may occur; however, the amount and timing are uncertain.
(2)Earnings for the three months ended March 31, 2023 include costs associated with the extinguishment of debt at Southern Company. Similar transaction costs may occur in the future at Southern Company or one of its unregulated subsidiaries; however, the amount and timing of any such costs are uncertain.

Southern Company
Consolidated Earnings
As Reported

	Three Months Ended March
	2024	2023	Change
	(in millions)
Retail electric revenues:
Fuel	$1,011	$1,050	$(39)
Non-fuel	2,930	2,549	381
Wholesale electric revenues	571	599	(28)
Other electric revenues	199	190	9
Natural gas revenues	1,707	1,875	(168)
Other revenues	228	217	11
Total operating revenues	6,646	6,480	166
Fuel and purchased power	1,194	1,292	(98)
Cost of natural gas	605	898	(293)
Cost of other sales	131	127	4
Non-fuel operations and maintenance	1,472	1,440	32
Depreciation and amortization	1,145	1,111	34
Taxes other than income taxes	396	394	2
Total operating expenses	4,943	5,262	(319)
Operating income	1,703	1,218	485
Allowance for equity funds used during construction	58	65	(7)
Earnings from equity method investments	45	48	(3)
Interest expense, net of amounts capitalized	665	582	83
Other income (expense), net	153	147	6
Income taxes	223	97	126
Net income	1,071	799	272
Net loss attributable to noncontrolling interests	(58)	(63)	5
Net income attributable to Southern Company	$1,129	$862	$267
Certain prior year data may have been reclassified to conform with current year presentation.

Southern Company
Kilowatt-Hour Sales and Customers

	Three Months Ended March
	2024	2023	% Change	Weather Adjusted % Change
	(in millions)
Kilowatt-Hour Sales

Total Sales	46,529	46,725	(0.4)%

Total Retail Sales	35,254	33,382	5.6%	1.7%
Residential	11,876	10,630	11.7%	1.0%
Commercial	11,474	10,883	5.4%	3.8%
Industrial	11,768	11,724	0.4%	0.4%
Other	136	145	(6.5)%	(7.2)%

Total Wholesale Sales	11,275	13,343	(15.5)%	N/A

	Period Ended March
	2024	2023	% Change
	(in thousands)
Regulated Utility Customers

Total Regulated Utility Customers	8,900	8,824	0.9%
Traditional Electric Operating Companies	4,502	4,449	1.2%
Southern Company Gas	4,398	4,375	0.5%

Southern Company
Financial Overview
As Reported

	Three Months Ended March
	2024	2023	% Change
	(in millions)
Southern Company –
Operating Revenues	$6,646	$6,480	2.6%
Earnings Before Income Taxes	1,294	896	44.4%
Net Income Available to Common	1,129	862	31.0%

Alabama Power –
Operating Revenues	$1,791	$1,647	8.7%
Earnings Before Income Taxes	418	253	65.2%
Net Income Available to Common	333	255	30.6%

Georgia Power –
Operating Revenues	$2,398	$2,176	10.2%
Earnings Before Income Taxes	516	349	47.9%
Net Income Available to Common	437	296	47.6%

Mississippi Power –
Operating Revenues	$342	$390	(12.3)%
Earnings Before Income Taxes	60	71	(15.5)%
Net Income Available to Common	50	58	(13.8)%

Southern Power –
Operating Revenues	$473	$508	(6.9)%
Earnings Before Income Taxes	24	32	(25.0)%
Net Income Available to Common	96	102	(5.9)%

Southern Company Gas –
Operating Revenues	$1,707	$1,875	(9.0)%
Earnings Before Income Taxes	547	412	32.8%
Net Income Available to Common	409	309	32.4%
See Financial Highlights pages for discussion of certain significant items occurring during the periods.